Exhibit 23

June 16, 2016

San Juan Basin Royalty Trust

Compass Bank, Trustee

2200 Post Oak Blvd., Floor 19

Houston, Texas 77056

Ladies and Gentlemen:

The undersigned hereby consents to the reference to our firm in the form and context in which it appears in this Current Report on Form 8-K for the San Juan Basin Royalty Trust, including reference to the reserve reports prepared by us dated February 29, 2016 and March 2, 2015.

Sincerely,

CAWLEY, GILLESPIE & ASSOCIATES, INC.